Exhibit 99.1

Everbridge Appoints Former Gannett Division President and Web.com CEO

Sharon Rowlands to its Board of Directors

Burlington, Mass. – January 14, 2019 – Everbridge, Inc. (NASDAQ: EVBG), the global leader in critical event management and enterprise safety applications to help keep people safe and businesses running, today announced the appointment of Sharon Rowlands to the Everbridge Board of Directors. Rowlands has more than 30 years of experience leading multi-billion dollar companies across the industries of financial services, media and information, and digital marketing. Rowlands has served as CEO and President of Thomson Financial, as Division President at Gannett, and has recently been appointed Chief Executive Officer and President at Web.com Group.

“Sharon is a proven technology and financial services executive with a long history of success in business and digital transformation,” said Jaime Ellertson, chairman and CEO of Everbridge. “She shares our vision, dedication to customer excellence, and commitment to driving profitable growth. Her background and Board-level experience will be extremely valuable as Everbridge continues to expand in new markets.”

Prior to her appointment as CEO at Web.com Group, Rowlands was the President of USA TODAY NETWORK’s Marketing Solutions business where she oversaw business-to-business initiatives. She has also served as CEO of ReachLocal (acquired by Gannett), providing local businesses with digital marketing solutions. Rowlands is currently on the board of directors of global software company Pegasystems (NASDAQ: PEGA) and was previously on the board of directors of Constant Contact (NASDAQ: CTCT).

“I am honored to join Everbridge’s Board and am excited to contribute to the continuing growth of a company that is providing businesses with such important solutions for managing enterprise risk, ensuring operational resiliency and protecting employees,” said Rowlands. “Everbridge has built a strong customer-focused culture and provides a value proposition critical to how businesses can minimize disruption.”

Rowlands was named Customer Focused CEO of the Year in the 2016 CEO World Awards, won the Gold Stevie Award for Female Executive of the Year in 2016 and was also named Female CEO of the Year in the 2016 One Planet Awards. In addition to ReachLocal and Thomson Financial, she has served as CEO of a variety of organizations including Altegrity and Penton Media.

About Everbridge

Everbridge, Inc. (NASDAQ: EVBG) is a global software company that provides enterprise software applications that automate and accelerate organizations’ operational response to critical events in order to keep people safe and businesses running. During public safety threats such as active shooter situations, terrorist attacks or severe weather conditions, as well as critical business events including IT outages, cyber-attacks or other incidents such as product recalls or supply-chain interruptions, over 4,200 global customers rely on the company’s Critical Event Management Platform to quickly and reliably aggregate and assess threat data, locate people at risk and responders able to assist, automate the execution of pre-defined communications processes through the secure delivery to over 100 different communication devices, and track progress on executing response plans. The company’s platform sent over 2.8 billion messages in 2018 and offers the ability to reach over 500 million people in more than 200 countries and territories, including the entire mobile populations on a country-wide scale in Sweden, the Netherlands, the Bahamas, Singapore, Greece, Cambodia, and a number of the largest states in India. The company’s critical communications and enterprise safety applications include Mass Notification, Incident Management, Safety Connection™, IT Alerting, Visual Command Center®, Crisis Commander®, Community Engagement™ and Secure Messaging. Everbridge serves 9 of the 10 largest U.S. cities, 9 of the 10 largest U.S.-based investment banks, all 25 of the 25 busiest North American airports, six of the 10 largest global consulting firms, six of the 10 largest global auto makers, all four of the largest global accounting firms, four of the 10 largest U.S.-based health care providers and four of the 10 largest U.S.-based health insurers. Everbridge is based in Boston and Los Angeles with additional offices in Lansing, San Francisco, Beijing, Bangalore, Kolkata, London, Munich, Oslo, Stockholm and Tilburg. For more information, visit www.everbridge.com, read the company blog, and follow on Twitter and Facebook.

All Everbridge products are trademarks of Everbridge, Inc. in the USA and other countries. All other product or company names mentioned are the property of their respective owners.

Media Contact:

Jeff Young

Everbridge

jeff.young@everbridge.com

781-859-4116